Code of Ethics

Background

The Code of Ethics is predicated on the principle that Aperture owes a fiduciary duty to its clients. Accordingly, Aperture’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Aperture must:

●	Place client interests ahead of Aperture’s – As a fiduciary, Aperture must serve in its clients’ best interests. In other words, Aperture Employees may not benefit at the expense of advisory clients or disadvantage its advisory clients in any way. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
●	Engage in personal investing that is in full compliance with Aperture’s Code of Ethics – Employees must review and abide by Aperture’s Personal Securities Transaction and Insider Trading Policies.
●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Aperture, or on behalf of an advisory client.
●	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to Aperture’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Employees of Aperture, and consultants closely associated with the Company, are expected to act in accordance with Aperture’s brand values, with integrity and the highest standards of ethics when dealing with clients, the public, prospects, third-party service providers and fellow Employees.

Aperture’s brand values are as follows:

●	Human. We embrace the best of what makes us human. We believe that the path to outperformance is a uniquely human endeavor. It requires humility, patience, self-awareness and focus - all qualities we model in our investment process, in the operation of our firm, and in our interactions with clients. Finding outperformance is hard, and it relies on the distinct perspectives of active managers. We are entrepreneurs that question our assumptions, even in the face of success, and make changes when we believe they will generate better results. While we leverage all the tools, data and technologies at our disposal, we fundamentally believe that it is our humanity which ultimately creates unique insights.

[1]	“Federal Securities Laws” mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

●	Aligned. We only do well when our clients do well. Our fee and compensation structures are intentionally designed to align our interests with those of our clients. It is our performance fees, not our base fees, which drive our earnings potential. We charge base fees similar to comparable passive products, and only charge performance fees on returns that exceed our stated benchmarks. Our managers are incented to generate consistent performance, not to take excess short-term risk. They limit their assets under management because they are paid to perform; we will never incentivize our managers to be asset-gatherers.
●	Explicit. We are clear about who we are and how we think. We make it our responsibility to let our clients know how we think, how we work and how we compensate ourselves. Our managers regularly engage with clients in-person and online, unambiguously sharing their opinions and perspectives. Their compensation structures are fully visible to clients and future clients alike. The ways we openly engage and share information with investors make explicit our sole focus on their performance.

The following set of principles frame the professional and ethical conduct that Aperture expects from its Employees and consultants, and the way in which Aperture expects Employees to act when living the brand values:

●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;
●	Place the integrity of the investment profession, the interests of clients, and the interests of Aperture above one’s own personal interests;
●	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
●	To the extent practicable, avoid any actual or potential conflicts of interest;
●	Conduct all personal securities transactions in a manner consistent with this policy;
●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
●	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
●	Promote the integrity of, and uphold the rules governing, capital markets;
●	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
●	Comply with applicable provisions of the Federal Securities Laws.

Personal Security Transaction Policy

Covered Accounts: Employees must provide the name of brokers, dealers or banks with which the Employee maintains an account that holds or can hold any security (this includes but is not limited to 401(k) accounts, IRA accounts, 529 college savings plans, Automatic Investments Plans, and Discretionary accounts where the Employee does not have the discretion to trade).

Access Persons2 may not purchase or sell any security in which the Access Person has a beneficial ownership unless the transaction occurs in an exempted security or the Access Person has complied with the Personal Security Transaction Policy set forth below.

Access Persons’ personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Persons’ trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill his/her daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform the Mutual Fund’s CCO of such change and ensure that the change is approved by the Mutual Fund’s Board (the “Board”) no later than six months after the change is adopted.

Please note that as described in each applicable section below, certain aspects of the Code of Ethics are administered through Aperture’s compliance software system. Pre-clearance requests, Initial/annual holdings reports, certifications and quarterly/annual transaction reports will be submitted by the employee through Aperture’s compliance software system.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)3

No Access Person shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering (e.g., private placement) or IPO without first obtaining prior approval of the CCO or his designee in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. Further, in accordance with FINRA Rule 5130, no Employee who has authority to buy or sell securities for an investment adviser, bank, savings and loan association, insurance company, investment company, or collective investment account is permitted to participate in any IPO. Prior to the approval of any request to purchase a limited offering or IPO, the CCO or his designee shall (a) obtain from the Access Person full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Employees must seek preclearance requests via Aperture’s compliance software system.

[2]	“Access Person” includes: (A) (i) any trustee, director, officer, partner or employee of Aperture who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to Aperture who obtains information concerning recommendations made to clients or Funds with regard to the purchase or sale of securities; (B) any of Aperture’s supervised persons: (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; (C) any of Aperture’s consultants: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; and, (iii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
[3]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Reportable and Exempt Securities

Aperture requires Access Persons to provide periodic reports and pre-clearance regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”), except that Aperture does not require the following to be pre-cleared:

●	Direct obligations of the Government of the United States;
●	U.S or Non U.S. government bonds at the city, state or federal level;
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares issued by open-end funds;
●	ETFs;
●	Interests in 529 college savings plans;
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds; and
●	401K accounts, that cannot trade in single name securities.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, futures and options on any group or index of Securities shall be considered Reportable Securities. In addition, Aperture deems that all derivative securities (e.g., futures, options and structured notes), as well as depository receipts (e.g., GDRs, ADRs, etc.) on a Reportable Security are also Reportable Securities.

Any Access Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
●	Access Persons’ interests as a general partner in securities held by a general or limited partnership; and
●	Access Persons’ interests as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the Access Person or members of the Access Person’s immediate family have a vested interest in the principal or income of the trust;
●	Ownership of a vested beneficial interest in a trust; and
●	An Access Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

Exempt Transactions

The following transactions are considered Exempt Transactions and therefore do not require reporting under the Personal Security Transaction Policy:

●	Any transaction in an account over which the Access Person does not have any direct or indirect influence or control. For example, an account managed on a fully discretionary basis by a third- party over which the Access Person does not have any ability to direct trading or, any account of an immediate family member when such relative does not reside in the same household as the Access Person, or accounts of family members outside of the immediate family, would not be subject to review.

●	Purchases that are part of an automatic investment plan.[4]

From time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Pre-Clearance Period

Prior to entering an order for a personal trade that requires pre-clearance, an Access Person must complete an electronic request in Aperture’s compliance software system for pre-clearance providing the following information:

a.	Name and symbol of security;

b.	Maximum quantity to be purchased or sold;

c.	Name of broker effecting the transaction; and

d.	Type of transaction (e.g., buy, sell, exchange, etc).

No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of written or electronic authorization of the transaction by the Chief Compliance Officer (or their designee). Verbal approvals are not permitted and must not be relied upon. Each Access Person is solely responsible for his or her compliance with the Code. Pre-clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code.

If you do not execute the transaction in full by 4pm EST on the next business day (EST) following receipt of your pre-clearance approval, you must request pre-clearance again if you would like to execute the trade.

Pre-clearance approval is valid only for the particular transaction requested. If you make any changes to the transaction (e.g., increase the size of the transaction), you must submit a new trade request.

Failure to obtain pre-clearance for a non-exempt/non-excepted personal securities transaction is a serious breach of the Code. If you fail to obtain pre-clearance approval for your non-exempt personal securities transaction, you will be subject to disciplinary action, up to and including termination of employment. You may also be required to cancel/reverse the trade and bear any losses that occur. You may also be required to disgorge any profits realized on the unauthorized trade and donate them to charity.

[4]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Blackout Period and Inappropriate Advantage

The price paid or received by an Aperture Fund for any investment should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person or create any disadvantage to the Fund.

An Access Person may not buy or sell equity securities for his or her personal accounts if:

●	Aperture holds a position in that security, or
●	The security is on the Aperture trading blotter or is being considered to trade.

In the event you effect a prohibited personal securities transaction while the Reportable Fund5 holds a position in the same or equivalent security, you will be required to close out your position in the security and disgorge any profit realized from the transaction to a charity. However, if you properly obtained pre- clearance for a transaction and such Fund subsequently transacted in the same security after your transaction, this will not normally result in required disgorgement, unless otherwise determined by the CCO or their designee.

The blackout period does NOT apply to Exempt Securities or Exempt Transactions.

Aperture shall maintain trade tickets that have been time stamped to ensure that Fund orders are executed prior to those executed by Employees.

Short-Term Trading Ban

Aperture prohibits Access Persons from the purchase and sale of any security within thirty (30) calendar days. This provision is designed to prohibit potential scalping and front-running. Any profits realized by an Access Person on any inadvertent short-term trades may be required to be disgorged to charity after review by the CCO. Access Persons may not use securities or other instruments that deliver the same or equivalent economic exposure to circumvent the 30 day holding period. This restriction will be determined on a first in, first out basis. For purposes of clarification, exercising an option within 30 days of purchase of such option will not be deemed a violation of this provision; provided, however, that an Access Person will not sell the option contract within a 30 day period.

[5]	A “Reportable Fund” means (a) any fund for which Aperture serves as the investment adviser or sub-adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or (b) any fund whose investment adviser or principal underwriter controls Aperture, is controlled by Aperture, or is under common control with Aperture.

Any investment by an Access Person or its household members in a Reportable Fund is subject to the excessive trading restrictions in the prospectus. Access Persons are required to ensure that their transactions in the Reportable Fund are in compliance with the stated disclosures in the prospectus. Aperture generally does not permit any waivers to the Reportable Fund’s trading restriction to any Access Person or household member, and no Access Person is permitted to grant any waiver to any Shareholder. Any waivers to the Fund’s excessive trading policy are required to be reported to the Fund’s CCO.

Disclosure of Interested Transactions

No Employee shall recommend any transactions with respect to a Reportable Security by an Aperture Fund without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

●	Any direct or indirect Beneficial Ownership of any Reportable Securities of such issuer;
●	Any contemplated transaction by such Employee in such Reportable Securities;
●	Any position with the issuer of the Reportable Securities or its affiliates; and
●	Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.

Reporting

In order to provide Aperture with information to enable it to determine with reasonable assurance any indications of “scalping,” “front-running” or the appearance of a conflict of interest through personal trading, each Access Person is required to submit the following reports to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO via Aperture’s compliance software system within 30 days of the end of each calendar quarter.

Access Persons are required to instruct their broker-dealers to electronically provide (i.e., electronic broker feeds) to Aperture duplicate brokerage trade confirmations and/or account statements for accounts beneficially owned by the Access Person which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report in Aperture’s compliance software system. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership6: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

In addition, Access Persons must report, using Aperture’s compliance software system: New Accounts, at least quarterly to the CCO or their designee, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person in which they may effect transactions in any Reportable Security.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, DOMESTIC PARTNER, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial Holdings Reports

Initial and annual holdings reports should be submitted using Aperture’s compliance software system to the CCO or their designee.

[6]	“Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

Newly hired Aperture Access Persons are required to report all of their personal securities holdings or provide a custodial statement of holdings not later than 10 days after the commencement of their employment for each personal securities account that holds, or can hold, securities.

The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.

See Attachment C (Periodic Holdings Reporting Form).

Annual Holdings Reports

Existing Access Persons are required to provide Aperture with a complete list of accounts and securities holdings on an annual basis, on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted

INITIAL AND ANNUAL REPORTS MUST DISCLOSE THE EXISTENCE OF ALL ACCOUNTS THAT HOLD OR COULD HOLD ANY SECURITIES, EVEN IF NONE OF THOSE SECURITIES FALL WITHIN THE DEFINITION OF A “REPORTABLE SECURITY.”

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (c) the date the Access Person submits the report.

Duplicate Copies

In order to help ensure that duplicate brokerage confirmations and/or statements are received for all accounts pertaining to a particular Access Person a brokerage letter similar to Attachment A may be completed and sent to each bank, broker or dealer maintaining an account on behalf of the Access Person.

Trading and Review

Aperture’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or a designee, will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior by reviewing any brokerage statements and confirmations provided to the Company in any Access Person personal accounts:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
●	Personal trading in Securities also held by a fund advised by Aperture;
●	Trading opposite of Client trades;
●	Trading ahead of Clients; and
●	Trading that appears to be based on Material Non-Public Information.

The CCO, or their designee, will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CCO, or a designee, will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If the CCO or their designee performs the review of Access Person trading reports, another member of the compliance team will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

The reason for the development of a post transaction review process is to ensure that Aperture has developed procedures to supervise the activities of its associated persons. The comparison of Access Person trades to those of advisory clients may identify potential conflicts of interest or the appearance of a potential conflict.

If Aperture discovers that an Access Person is personally trading contrary to the policies set forth above, the Access Person will meet with the CCO or their designee to review the facts surrounding the transactions. This meeting shall help Aperture to determine the appropriate course of action.

Reporting Violations and Remedial Actions

Aperture takes the potential for conflicts of interest caused by personal investing very seriously. As such, Aperture requires its Employees to promptly report any violations of the Code of Ethics of which the Employee becomes aware to the CCO or their designee. Aperture’s management is aware of the potential matters that may arise as a result of this requirement, and will take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

APERTURE HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.

If any violation of Aperture’s Personal Security Transaction Policy is determined to have occurred, the CCO or their designee may impose sanctions and take such other actions as they deem appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the Fund, if any, or given to a charity, as the CCO or their designee shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO or any other person or entity affiliated with Aperture to make any such reports or disclosures and do not need to notify Aperture that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

The CCO or their designee under very limited circumstances, and after careful consideration, may grant an exception to these policies.

Disclosure

Aperture shall describe its Code of Ethics to fund shareholders in the Fund’s Statement of Additional Information. The Code of Ethics is on file with the SEC and is available to the public.

Recordkeeping

Aperture shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission, or Aperture’s management.

●	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place in an appropriate office of the Company;
●	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Company;
●	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Employee of Aperture shall be preserved in an easily accessible place in an appropriate office of the Company;
●	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved in an easily accessible place by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an appropriate office of Company;
●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place in an appropriate office of the Company;
●	The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any security requiring preclearance (IPOs and limited offerings) by Employees for at least five years after the end of the fiscal year in which the approval is granted in an easily accessible place, the first two years in an appropriate office of the Company.

Annual Compliance Questionnaire Supplement

Aperture Employees are required to complete an Annual Compliance Questionnaire Supplement, Attachment B, both initially upon commencement of employment and annually thereafter in order to ascertain if there are any potential material conflicts of interest that the Company may want to be aware of or actively monitor.

Responsibility

The CCO is responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the CCO or their designee.